As filed with the Securities and Exchange Commission on April 28, 2005
                                                   Registration No. 333-________
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       __________________________________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       __________________________________

                                  EQUITEX, INC.
             (Exact name of registrant as specified in its charter)

Delaware                                                              84-0905189
(State or other jurisdiction                                    (I.R.S. Employer
of Incorporation organization)                               Identification No.)

                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                                 (303) 796-8940
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                       __________________________________

          HENRY FONG, PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER
                            7315 EAST PEAKVIEW AVENUE
                            ENGLEWOOD, COLORADO 80111
                            Telephone (303) 796-8940
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                       __________________________________

        Copies of communication, including all communication sent to the agent for service, should be sent to:
                             William M. Mower, Esq.
                            Paul D. Chestovich, Esq.
                       Maslon Edelman Borman & Brand, LLP
                  3300 Wells Fargo Center, 90 South 7th Street
                          Minneapolis, Minnesota 55402
                            Telephone (612) 672-8200
                       __________________________________

Approximate date of commencement of proposed sale to public: from time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box: [ ]
                       __________________________________

                         CALCULATION OF REGISTRATION FEE
------------------------------------------ ---------------- ------------------------- ------------------------- ---------------
TITLE OF EACH CLASS OF                      AMOUNT TO BE        PROPOSED MAXIMUM          PROPOSED MAXIMUM        AMOUNT OF
SECURITIES TO BE REGISTERED                  REGISTERED        OFFERING PRICE PER        AGGREGATE OFFERING      REGISTRATION
                                                                   SHARE (1)                 PRICE (1)               FEE
------------------------------------------ ---------------- ------------------------- ------------------------- ---------------
Common stock, $.01 par value per share        6,092,076           $4.5975 (3)               $27,962,629             $3,292
(2) . . .                                      shares
------------------------------------------ ---------------- ------------------------- ------------------------- ---------------
Common stock, $.01 par value per share     176,796 shares         $4.0640 (5)                 $718,516               $85
(4) . . .
------------------------------------------ ---------------- ------------------------- ------------------------- ---------------

----------------------------

(1) Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee.
(2) Common stock issuable upon exercise of outstanding warrants issued as a dividend to stockholders of record on February 7, 2005.
(3) Estimated in accordance with Rule 457 solely for the purpose of calculation of the registration fee, and based on the weighted-average exercise price of the warrants, as required under Rule 457(g).
(4) Common stock to be sold by selling stockholders upon the exercise of certain outstanding warrants as well as conversion of debt to equity.
(5) Estimated in accordance with Rule 457(g) solely for the purpose of calculation of the registration fee, and based on weighted-average conversion price of the common shares issuable; and in accordance with Rule 457(c), based on the market price of common shares issued..

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. Securities included in the registration statement of which this prospectus is a part may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     SUBJECT TO COMPLETION, DATED _________

                                   PROSPECTUS



                                  EQUITEX, INC.


                        6,268,872 SHARES OF COMMON STOCK


     This prospectus relates to the resale of 176,796 shares of common stock of Equitex, Inc. currently held by the selling securityholders listed on page 13 of this prospectus. We will receive no proceeds from the sale of the currently outstanding common stock by the selling securityholders. In addition, this prospectus relates to 6,092,076 shares of common stock of Equitex, Inc. which are issuable upon conversion/exercise of certain warrants (in two separate classes, Common Stock Class A Redeemable Warrants ("Class A" warrants) and Common Stock Class B Redeemable Warrants ("Class B" warrants) issued to our stockholders of record on February 7, 2005, as a dividend. We will receive proceeds from this offering in the event that any dividend warrants are exercised. If all of the dividend warrants are exercised, Equitex, Inc. will receive proceeds in an amount up to $27,962,629.

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "EQTX." On April 27, 2005, the last sale price for our common stock as reported on the Nasdaq SmallCap Market was $4.00.

     THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DESCRIPTION OF SOME OF THE RISKS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF OUR COMMON STOCK OFFERED BY THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information contained in this prospectus is not complete and may be changed. The selling securityholders listed on page 13 of this prospectus may not sell the securities to be registered hereunder for resale until the registration statement filed with the Securities and Exchange Commission is effective. Furthermore, the dividend warrants may not be exercised for our common stock until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is ___________, 2005

                                TABLE OF CONTENTS



                                                                            Page
                                                                            ----
Prospectus Summary                                                             1

Risk Factors                                                                   3

Cautionary Note Regarding Forward-Looking Statements                          12

Use of Proceeds                                                               12

Selling Securityholders                                                       13

Plan of Distribution                                                          14

Legal Matters                                                                 16

Experts                                                                       17

Where You Can Find More Information                                           17

Disclosure of Commission Position on Indemnification for
  Securities Act Liabilities                                                  18



     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement containing this prospectus, including the exhibits to the registration statement, also contains additional information about Equitex, Inc. and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission's website (located at www.sec.gov) or at the Securities and Exchange Commission's Public Reference Room mentioned under the heading "Where You Can Find More Information" on page 18 of this prospectus.

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition or results of operations may have changed since that date.

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION. IN ADDITION, THIS PROSPECTUS SUMMARIZES OTHER DOCUMENTS WHICH WE URGE YOU TO READ. ALL REFERENCES IN THIS PROSPECTUS TO "EQUITEX," "WE," "US," "OUR" OR "OUR COMPANY" REFER TO EQUITEX, INC. AND OUR CONSOLIDATED SUBSIDIARIES.

The Company

     Equitex, Inc. was organized under the laws of the State of Delaware in 1983. From 1984 until January 4, 1999, we were a business-development company, a form of closed-end, non-diversified investment company, subject to the applicable provisions of the Investment Company Act of 1940. A business-development company generally must maintain 70% of its assets in new, financially troubled or otherwise qualified companies, known as investee companies, and offer significant managerial assistance to such investee companies. We primarily were engaged in the business of investing in and providing managerial assistance to developing companies that, in our opinion, had a significant potential for growth. On April 3, 1998, our stockholders authorized us to change the nature of our business and withdraw our election as a business-development company, which withdrawal became effective on January 4, 1999. Effective December 1, 2001, we acquired all the outstanding common stock of Chex Services, Inc. in exchange for 1,992,001 shares of our common stock valued at $10,119,000 ($5.08 per share), in a transaction accounted for as a purchase. Chex Services provides comprehensive cash access services to casinos and other gaming establishments.

     In August 2002 we formed a new majority owned subsidiary, Denaris Corporation, to pursue opportunities in stored value card operations. In return for assigning our rights to certain notes receivable as well as the opportunity to acquire certain technological and other information from our subsidiary Key Financial Systems, Denaris Corporation agreed to pay Equitex $250,000 in the form of a promissory note as well as 5,000,000 shares of common stock of Denaris Corporation. As of February 1, 2005, Denaris Corporation had 6,510,000 shares of common stock outstanding. Accordingly, we own 77% of the outstanding common stock of Denaris Corporation as of such date.

     On April 14, 2004, Chex Services, Inc. executed and delivered an Agreement and Plan of Merger with Seven Ventures, Inc., a publicly traded Nevada corporation, and Seven Ventures Newco, Inc., a Minnesota corporation and wholly owned subsidiary of Seven Ventures, Inc. Seven Ventures, Inc. had no business operations when the Agreement and Plan of Merger was executed. On June 7, 2004, the merger transaction was consummated and on June 29, 2004 Seven Ventures, Inc. changed its name to FastFunds Financial Corporation. In the merger, Seven Ventures Newco, Inc. merged with and into Chex Services, Inc., with Chex Services surviving the merger as the wholly owned operating subsidiary of FastFunds Financial Corporation. At the closing of the merger, we exchanged 100% of our equity ownership in Chex Services for 7,700,000 shares of common stock of FastFunds Financial Corporation, representing approximately 93% of the outstanding common stock of FastFunds Financial Corporation immediately following the merger. Since the merger, the sole business of FastFunds Financial Corporation has been the conduct of the business of Chex Services, Inc. and a newly formed subsidiary, FastFunds International, Inc., which was formed to offer that company's products internationally.

     At the closing of the merger, a bridge loan was consummated whereby Seven Ventures, Inc. (n/k/a FastFunds Financial Corporation) received $400,000 in exchange for the issuance of convertible promissory notes. The promissory notes are convertible into an aggregate of 4,000,000 shares of common stock of FastFunds Financial Corporation, in stages, upon the satisfaction of certain criteria, including but not limited to: (1) the execution and delivery of a financial-services advisory agreement between FastFunds Financial Corporation and a financial advisor (at which time 25% of the principal amount of the note became convertible); (2) identification of an independent director to serve as a director on the board of directors of FastFunds Financial Corporation and delivery to FastFunds of a list of potential suitable merger or acquisition candidates (at which time an additional 25% of the principal amount of the note became convertible); and (3) the execution and delivery of a definitive merger or acquisition agreement with a target entity having not less than $10,000,000 in revenue (at which time the remaining 50% of the principal amount of the note shall be convertible). As of the date of this prospectus, the note holders have converted $200,000 of the convertible promissory notes principal has been converted into 2,000,000 shares of FastFunds common stock as a result of their performance under criteria (1) and (2) above.

     In August 2004, we announced the execution of a non-binding letter of intent to acquire Digitel Network Corporation, National Business Communications, Inc. and their various subsidiaries (collectively the "Digitel Companies") all based in Clearwater, Florida. The Digitel Companies design, develop and market stored value card programs as well as personal voicemail products through their call center operations. The parties continue to work on the terms of a definitive agreement that has not been executed as of the date of this prospectus. There is no assurance that a definitive agreement will be executed or any acquisition consummated.

     As a holding company, from time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and, in some cases, negotiations may take place and future investments or acquisitions involving cash, debt or equity securities or a combination thereof may result. Equitex, Inc. maintains its principal office at 7315 East Peakview Avenue, Englewood, Colorado 80111. You can reach us by telephone at (303) 796-8940.

THE OFFERING

    Common stock offered (1)................................    6,268,872 shares

    Common stock outstanding before offering (2)............    6,091,513 shares

    Common stock outstanding after offering(3)..............   12,360,385 shares

    Nasdaq SmallCap Market symbol...........................                EQTX

------------
     (1) Includes (a) 6,092,076 shares of common stock issuable upon the exercise of our Class A and Class B common stock purchase dividend warrants; (b) 176,796 shares of common stock issued or issuable upon the conversion of certain common stock purchase warrants and the conversion of debt.

     (2) Represents shares of our common stock outstanding as of April 14, 2005. Does not include (a) shares of our common stock reserved for issuance under various stock option agreements, including those issued under our 1993 Stock Option Plan for Non-Employee Directors, the Equitex, Inc. 1999 Stock Option Plan and the Equitex, Inc. 2003 Stock Option Plan, and certain additional options issued to certain directors and executive officers outside of these plans; or
(b) shares of our common stock reserved for issuance under outstanding warrants not included in this registration statement.

     (3) Assumes the exercise of warrants and conversion of debt included in footnote 1.

                                  RISK FACTORS

         BEFORE DECIDING TO INVEST IN OUR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER EACH OF THE FOLLOWING RISK FACTORS AND ALL OF THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. THE FOLLOWING RISKS COULD MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION OR FUTURE RESULTS. IF THAT OCCURS, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.



RISKS ASSOCIATED WITH OUR HISTORY:

WE HAD A NET LOSS IN 2003 AND 2004, AND THERE IS NO ASSURANCE WE WILL BE PROFITABLE IN 2005.

     We incurred a net loss of approximately $7.5 million (a net loss applicable to common stockholders of approximately $7.7 million) for the year ended December 31, 2004 as compared to a net loss of approximately $4.6 million (a net loss applicable to common stockholders of approximately $5.2 million) for the year ended December 31, 2003, and a net loss of approximately $4.3 million (a net loss applicable to common stockholders of approximately $4.4 million) for the year ended December 31, 2002. There is no assurance that we will have a profit for the year ending December 31, 2005.

WE MAY INCUR SIGNIFICANT EXPENSE AS A RESULT OF PENDING LEGAL ACTIONS RELATING TO OUR PRIOR ATTEMPTS TO ENGAGE IN A TRANSACTION THROUGH CHEX SERVICES, INC. AND OTHERWISE.

     Prior to our sale of Chex Services, Inc. to Seven Ventures, Inc. (of which we hold approximately 74% of the outstanding common stock as of the date of this prospectus), we attempted, unsuccessfully, to enter into similar transactions with Cash Systems, Inc. and iGames Entertainment, Inc. We were able to execute and deliver definitive agreements with both Cash Systems and iGames, but were unable to consummate transactions with either company.

     The litigation that arose with Cash Systems has been settled, as more fully described in our Annual Report on Form 10-K for the year ended December 31, 2004. Nevertheless, we continue to engage in litigation with iGames. We intend to vigorously defend ourselves against the litigation involving iGames. As a result, there may be significant costs related to these legal actions and there is no guarantee we will be successful either in defending against the iGames lawsuit or successfully pursuing any possible counterclaims.

     In addition, the Company is involved in additional litigation as described in the above-referenced disclosure reports filed with the SEC.

RISKS ASSOCIATED WITH OUR SECURITIES:

WE RECEIVED A NASDAQ STAFF DETERMINATION INDICATING THAT WE HAD FAILED TO COMPLY AS OF JANUARY 24, 2005 WITH THE $1.00 MINIMUM BID PRICE REQUIREMENT FOR CONTINUED LISTING SET FORTH IN MARKETPLACE RULE 4310(C)(4), AND THAT OUR SECURITIES ARE, THEREFORE, SUBJECT TO DELISTING FROM THE NASDAQ SMALLCAP MARKET. FAILURE TO COMPLY WITH NASDAQ'S LISTING STANDARDS COULD RESULT IN OUR COMMON STOCK BEING DELISTED BY NASDAQ FROM THE NASDAQ SMALLCAP MARKET, AND THEREBY LIMIT THE ABILITY OF OUR STOCKHOLDERS TO SELL OUR COMMON STOCK.

     Our common stock is currently traded on the Nasdaq SmallCap Market. In July 2002, we received notice from the Nasdaq Stock Market that for the prior 30 consecutive trading days our common stock's minimum bid price had fallen below the $1.00 per share required for continued listing. We regained compliance with the minimum bid price requirement on June 25, 2003. On July 28, 2004, we again received notice from the Nasdaq Stock Market that for the prior 30 consecutive trading days our common stock's minimum bid price had fallen below the $1.00 per share required for continued listing. On January 26, 2005, we received a Nasdaq Staff Determination indicating that we had failed to comply as of January 24, 2005 with the $1.00 minimum bid price requirement for continued listing set forth in Marketplace Rule 4310(c)(4), and that our securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. In response, we requested a written hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. Following the Company's reverse stock split effected on January 25, 2005, and the issuance of the dividend warrants, the trading price of the Company's common stock has been over the $1.00 minimum bid price requirement. As a result, on February 16, 2005, we received a letter from the Nasdaq Listing Qualifications Panel indicating that we had regained compliance with the Nasdaq listing criteria.

     Despite our renewed compliance with applicable Nasdaq listing criteria, we can provide no assurance that our common stock may not fall below the $1.00 per share required for continued listing at some time in the future. If for any reason our common stock is delisted from the Nasdaq SmallCap Market, the price of our common stock may be quoted on either the electronic bulletin board or on the pink sheets. This could make it more difficult for our stockholders to sell their shares of our common stock on the market and would decrease the liquidity of any investment in our common stock.

THE CONVERSION OF OUTSTANDING PREFERRED STOCK AND THE EXERCISE OF WARRANTS AND OPTIONS AT PRICES BELOW THE MARKET PRICE OF OUR COMMON STOCK COULD CAUSE A DECREASE IN THE MARKET PRICE OF OUR COMMON STOCK.

     The conversion of our outstanding preferred stock into approximately 914,616 shares of our common stock at an estimated average conversion price of $2.60 per common share, and the exercise of warrants and options into 1,086,110 shares of our common stock at an estimated average exercise price of $10.96 per common share, may be below the market price of our common stock. Depending on the market price of our common stock at the time of the conversion or exercise of these convertible securities, any issuance of common stock upon conversion or exercise at below-market prices may cause a decrease in the market price of our common stock.

OUR CURRENT STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION UPON THE CONVERSION OF OUR OUTSTANDING PREFERRED STOCK.

     Our stockholders may experience dilution from the conversion of shares of our Series D, G, and I convertible preferred stock into approximately 914,616 shares of our common stock or approximately 15.0% of the number of shares of common stock currently outstanding. At our 2004 Annual Stockholders' meeting, our stockholders approved the issuance of common stock upon conversion of the presently unconverted Series D 6% Convertible Preferred Stock, Series G 6% Convertible Preferred Stock and Series I 6% Convertible Preferred Stock, to the extent such issuance exceeds 20% of Equitex's common stock outstanding as of the dates any such preferred shares were issued; or upon conversion of a new series of preferred stock to be issued in exchange for such presently unconverted preferred shares. As a result, we may now issue shares of common stock exceeding the 20% conversion limitations specified by Nasdaq Marketplace Rules for our outstanding preferred stock, but not more than 20% of our common shares outstanding at the time of issuance of a new series of preferred.

     If the holders of all preferred shares exercise their rights to convert their preferred shares into our common stock, the number of shares of common stock to be issued could not exceed 1,218,303 shares at the time of issuance of a new series of preferred, based on the number of shares of our common stock outstanding on April 14, 2005. Of the 1,200 shares of

Series D preferred stock issued, 792 shares have already been converted into 229,491 shares of our common stock through April 14, 2005. The remaining 408 outstanding shares of Series D preferred stock would currently convert into approximately 156,923 shares of our common stock as of April 14, 2005, using a conversion price of 65% of the closing price of our common stock of $4.00 at that date. Of the 1,300 shares of our Series G preferred stock issued, 930 shares have already been converted into 225,556 shares of our common stock through April 14, 2005. The remaining 370 outstanding shares of Series G preferred stock would currently convert into approximately 142,308 shares of our common stock as of April 14, 2005, using a conversion price of 65% of the closing price of our common stock of $4.00 at that date. Of the 4,000 shares of Series I preferred stock issued, 1,130 shares have been redeemed and 1,270 shares have already been converted into 162,666 shares of our common stock through April 14, 2005. The remaining 1,600 outstanding shares of Series I preferred stock would currently convert into approximately 615,385 shares of our common stock as of April 14, 2005, using a conversion price of 65% of the closing price of our common stock of $4.00 at that date.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK.

       The conversion terms of our outstanding Series D, G and I preferred stock may cause substantial dilution in the book value per share of our common stock. The conversion features in the Series D, G and I preferred stock allow the holders to purchase increasing shares of common stock as a result of a decreasing market price of our common stock, including but not limited to the following circumstances:

     o To the extent that holders of warrants to purchase our common stock exercise their warrants and then sell common stock, the market price of our common stock may decline due to the additional shares in the market. This could in turn allow the holders of preferred stock or options and warrants to convert or exercise their remaining securities into greater amounts of common stock, the sales of which would further depress our common stock price.

     o The significant downward pressure on the price of our common stock, resulting from warrant exercises, other conversions of preferred stock and the registration hereunder of a significant number of additional shares of common stock, could encourage short sales and consequently place further downward pressure on the price of our common stock.

     o Under the terms of our Series D, G and I preferred stock, holders of these shares must own less than 5% of our outstanding shares of common stock. Holders of these shares may circumvent this restriction by converting an amount of preferred stock to common stock in an amount less than 5% of our outstanding shares of common stock, selling those common shares on the market, and then converting another block of preferred stock into common stock. By so doing, holders of our Series D, G and I preferred stock can create additional dilution to our existing common stockholders.

     o The conversion of the Series D, G and I preferred stock may result in substantial dilution to the interests of other holders of common stock.

     Since we cannot know the conversion price of the Series D, G or I preferred stock until notice of conversion has been provided by the holder, we cannot currently determine how many shares of common stock we will actually issue upon conversion of the Series D, G or I preferred stock. The conversion ratio for issuing shares of our common stock in exchange for Series D preferred stock is determined by dividing the stated value of the Series D preferred stock by the conversion price, which at any given time is 65% of the market price of our common stock. The conversion ratio for issuing shares of our common stock in exchange for Series G preferred stock is determined by dividing the stated value of the Series G preferred stock by the conversion price. The conversion price for Series G preferred stock will be the lowest of: (a) $39.00; or (b) 65% of the market price of our common stock, provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series G preferred stock drops to 50% of the market price. For example and for illustrative purposes only, if the closing market price of our common stock on the conversion date is $3.00, then the conversion price would be $1.95 (i.e., 65% of $3.00 is $1.95; and $1.95 is lower than $39.00).

     The conversion ratio for issuing shares of our common stock upon conversion of Series I preferred stock is determined by dividing the stated value of the Series I preferred stock by the conversion price. The conversion price will be the lowest of: (i) $35.88; or (ii) 65% of the market price of our common stock, provided that if our common stock is delisted from the Nasdaq stock market for any reason, then the conversion price for the remaining outstanding shares of Series I preferred stock drops to 50% of the market price. For example and for illustrative purposes only, if the closing market price of our common stock on the conversion date is $1.00, then the conversion price would be $3.00, then the conversion price would be $1.95 (i.e., 65% of $3.00 is $1.95; and $1.95 is lower than $35.88).

         The following table sets forth, for illustrative purposes only, the effect of increasing and decreasing stock prices on the conversion price per share and number of shares issued upon conversion of the Series D, G and I preferred stock, based on the closing market price of our common stock on April 15, 2005.

                                                                                        Aggregate
                               Aggregate                    Aggregate                   number of
                               number of                    number of                   shares of
                               shares of                    shares of                     common
                             common stock                 common stock                    stock
                Conversion    convertible   Conversion     convertible    Conversion   convertible
                 price of      from all      price of       from all       price of      from all
  Price per      Series D      Series D      Series G       Series G       Series I      Series I       Percentage of
  share of      preferred      preferred     preferred      preferred      preferred    preferred    outstanding common
common stock    stock (1)      stock (2)     stock (3)      stock (4)      stock (5)    stock (6)       stock (7) (8)
------------    ---------      ---------     ---------      ---------      ---------    ---------       -------------

    $4.00         $2.60         156,923        $2.60         142,308         $2.60       615,385           13.13%

  $3.00 (9)       $1.95         209,231        $1.95         189,744         $1.95       820,513           16.78%

 $2.00 (10)       $1.30         313,846        $1.30         284,615         $1.30      1,230,769          23.22%

 $5.00 (11)       $3.25         125,538        $3.25         113,846         $3.25       492,308           10.79%

 $6.00 (12)       $3.90         104,615        $3.90         94,872          $3.90       410,256            9.16%

-------------------------

     (1) The conversion price is 65% of the market price of our common stock.

     (2) Assumes that all 408 shares of Series D preferred stock, which have an aggregate stated value of $408,000, are converted into common stock.

     (3) The conversion price is the lesser of (a) $39.00 or (b) 65% of the market price of our common stock for our Series G preferred stock (subject to adjustment upon any delisting of our common stock from the Nasdaq SmallCap Market).

     (4) Assumes that all 370 shares of Series G preferred stock, which have an aggregate stated value of $370,000, are converted into common stock.

     (5) The conversion price is the lesser of (a) $35.88 or (b) 65% of the market price of our common stock for our Series I preferred stock (subject to adjustment upon any delisting of our common stock from the Nasdaq SmallCap Market).

     (6) Assumes that all 1,600 shares of Series I preferred stock, which have an aggregate stated value of $1,600,000, are converted into common stock. This amount reflects our previous redemptions of an aggregate of 1,130 shares of Series I preferred stock.

     (7) Assumes 6,091,513 outstanding shares of our common stock prior to the conversion of the Series D, G and I preferred stock.

     (8) The Certificates of Designation for the Series D, G and I preferred stock limit us from issuing shares of common stock exceeding 20% of the outstanding number of shares of our common stock on the date the shares of preferred stock were issued, absent stockholder approval. The applicable limits are 236,897 for Series D preferred stock (of which 229,491 shares of common stock have already been issued); 236,897 for Series G preferred stock (of which 225,556 shares of common stock have already been issued); and 273,084 for Series I preferred stock (of which 162,666 shares of common stock have already been issued). At our 2004 Annual Stockholders' Meeting, we obtained the approval of our stockholders to issue shares of common stock, upon conversion of these series of preferred stock, in excess of the above-referenced 20% limitation.

     (9)  Reflects a 25% reduction from the average closing bid price of $4.00.

     (10) Reflects a 50% reduction from the average closing bid price of $4.00.

     (11) Reflects a 25% increase from the average closing bid price of $4.00.

     (12) Reflects a 50% increase from the average closing bid price of $4.00.


RISKS RELATED TO THE BUSINESS OF FASTFUNDS FINANCIAL CORPORATION AND ITS OPERATING SUBSIDIARY, CHEX SERVICES, INC.:

FASTFUNDS INCURRED A NET LOSS IN 2004 AND 2003, AND THERE IS NO ASSURANCE THEY WILL BE PROFITABLE IN 2005.

     For the year ended December 31, 2004, FastFunds incurred a net loss of approximately $4.8 million. Furthermore, as a wholly owned subsidiary of Equitex, prior to the Merger, Chex incurred a net loss of approximately $505 thousand for the year ended December 31, 2003. There is no assurance that FastFunds will realize a profit for the year ending December 31, 2005.

THE POTENTIAL FOR LOSSES RELATED TO RETURNED CHECKS IS SIGNIFICANT, AND IF SUCH LOSSES MATERIALIZE THEY COULD MATERIALLY AND ADVERSELY AFFECT THE FINANCIAL PERFORMANCE AND OPERATIONS OF FASTFUNDS.

     Chex transacted approximately $213 million in check-cashing volume during 2004. Chex charges operations for potential losses on returned checks in the period such checks are cashed, since ultimate collection of these items is uncertain. Recoveries on returned checks are credited in the period when the recovery is received. Chex employs a full-time collections specialist and has systems in place to mitigate the amount of returned checks. However, the potential for losses on returned checks could be significant and could have a material negative impact on FastFunds' financial condition and results of operations in any given period.

FOR ITS REVENUES, CHEX'S BUSINESS IS HIGHLY DEPENDENT ON CHECK CASHING, CREDIT/DEBIT CARD CASH ADVANCES AND ATM FEES, ANY OR ALL OF WHICH COULD BE LIMITED BY STATE AND/OR FEDERAL REGULATION.

     Chex's revenues are mainly composed of fees charged to its customers for check cashing, credit card and ATM transactions. If federal or state authorities were to limit or ban fees charged for any or all of these services, Chex would suffer a significant decline in revenues that could have a material adverse effect on FastFunds' business, growth, financial condition and results of operations.

CHEX'S BUSINESS IS SUBJECT TO REGULATION BY VARIOUS TRIBAL AND GOVERNMENTAL AGENCIES.

     A majority of locations where Chex offers its services are on tribal lands. Chex is licensed at many of the locations where it operates by the local tribal authority and/or various state licensing organizations. All of the tribes operate under various compacts negotiated with the states where they are domiciled. The Bureau of Indian Affairs, a division of the U.S. Department of Commerce, oversees the regulatory aspects of these compacts. If a tribe were found to be violating the regulations of the state compact, its locations could be closed down. Any such closures could have a material adverse effect on our business, growth, financial condition and results of operations. Furthermore, tribal adherence to the applicable provisions of state compacts is beyond FastFunds' control.

TO FUND CHEX'S CHECK-CASHING OPERATIONS AND GROWTH, CHEX MATERIALLY RELIES ON CERTAIN NOTES PAYABLE, WHICH ARE SUBJECT TO REPAYMENT ON 90 DAYS' DEMAND.

     Chex materially relies on debenture notes issued to private investors to operate its business and to fund its growth. As of December 31, 2004, Chex had debenture notes payable in the aggregate amount of $11,402,602. There is no assurance that Chex (or FastFunds) will continue to be able to raise the necessary funds to support its future growth through similar financing transactions. These debenture notes have a one-year term, but are cancelable (and thereby subject to repayment) by either party with 90 days notice. There is no assurance that FastFunds will be able to replace funds in the event of the non-renewal of a note or a cancellation notice. If in the future FastFunds is unable to rely on the debenture notes to finance their continued operations and growth, they may be forced to seek additional means of financing the Chex business. There can be no assurance that any form of financing will be available to FastFunds on terms acceptable, if at all.

     Additional financing could be sought from a number of sources, including but not limited to additional sales of equity or debt securities, loans from banks, and loans from affiliates of the Company or other financial institutions. No assurance can be given, however, that FastFunds will be able to sell any securities, or obtain any such additional financing when needed, or do so on terms and conditions acceptable or favorable to FastFunds, if at all. If financing is not available, they may be forced to abandon their business plans or their entire business, discontinue preparation and filing of public disclosure reports with the SEC, or dissolve. Moreover, even if financing is available and obtained, Equitex's equity ownership in FastFunds will be diluted.

CHEX IS A GUARANTOR OF CERTAIN DEBT OF EQUITEX, AND FASTFUND'S ENTIRE INVESTMENT IN CHEX (I.E., ITS OWNERSHIP OF ALL OUTSTANDING CHEX SERVICES, INC. STOCK) IS SUBJECT TO A SECURITY INTEREST SECURING SUCH OBLIGATION. FURTHERMORE, ALL OF THE ASSETS OF CHEX ARE SUBJECT TO A SECURITY INTEREST FOR THE SAME DEBT.

     In March 2004, Equitex (then the parent company of Chex) closed on $5 million of convertible promissory notes with two financial institutions. The proceeds from the promissory notes were immediately thereafter loaned to Chex. These promissory notes carry a stated interest rate of 7% per annum and have a 45-month term. From April 2004 through June 2004 only interest payments were due. Beginning in July 2004, principal and interest payments began to amortize over the remaining 42-month period. The promissory notes are collateralized, among other things, by all of the assets of Chex, and by the single share of Chex Services, Inc. common stock owned by FastFunds. Accordingly, if Equitex defaults on the obligations specified under the promissory notes, and if Chex cannot cure such defaults, FastFunds' entire business could be lost.

FASTFUNDS' BALANCE SHEET CONTAINS CERTAIN PROMISSORY NOTES RECEIVABLE AND ADVANCES, WHICH FASTFUNDS CANNOT ASSURE TO BE COLLECTIBLE.

     Included among FastFunds' balance sheet as of December 31, 2004 are promissory notes, advances and interest receivable whose carrying value aggregate to $3,249,293. Among these notes are a promissory note from iGames Entertainment, Inc. in the principal amount of $2 million (the "iGames Note"), which bears interest at 10% per annum. The iGames Note matured and became due and payable in January 2005. The iGames Note is currently in default and is subject to litigation between iGames with Equitex and Chex. Also among these notes are various promissory notes and advances due from affiliates of FastFunds, including $205,391 receivable from the estate of a deceased former officer of Chex (which is net of a reserve of $1,279,300 as of December 31, 2004); $485,936 receivable from a former officer of Chex; $100,000 receivable from a customer of Chex (which is net of a reserve of $236,500 and is in the actual principal amount of $606,316); $205,000 receivable from Equitex 2000, Inc., an affiliate of Equitex; and $52,900 receivable from various FastFunds employees and a former shareholder of Chex. Interest receivable on all of these notes and advances is $200,066. Although FastFunds believes all of the notes will be collected, there can be no assurance that it will be able to collect any of these amounts.

ANTI-DILUTION PROTECTIONS IN FAVOR OF PRE-MERGER STOCKHOLDERS OF FASTFUNDS AND CERTAIN LENDERS WHO RECEIVED CONVERTIBLE PROMISSORY NOTES IN CONNECTION WITH THE MERGER MAY SUBSTANTIALLY DILUTE A STOCKHOLDER'S PERCENTAGE OWNERSHIP IN FASTFUNDS' EQUITY.

     In the Agreement and Plan of Merger entered into in connection with the merger of Chex and Seven Ventures Newco, FastFunds agreed to issue additional shares of its common stock to (a) pre-Merger stockholders of FastFunds and (b) holders of certain convertible promissory notes (but only to the extent that such promissory notes become convertible in accordance with their terms), in the event FastFunds issues common stock or securities convertible into or exchangeable for common stock, the proceeds of which are used to satisfy debt owed by Equitex and guaranteed by Chex (discussed above). It is possible that additional shares of common stock will be issued pursuant to such anti-dilution protections. If such issuances occur, the dilutive effect upon FastFunds' stockholders would likely be substantial and material.

THERE ARE CURRENTLY OUTSTANDING SECURITIES CONVERTIBLE INTO OR EXCHANGEABLE FOR AN AGGREGATE OF 6,243,128 SHARES OF FASTFUNDS' COMMON STOCK WHICH, IF CONVERTED OR EXCHANGED, WILL SUBSTANTIALLY DILUTE EXISTING STOCKHOLDERS.

     FastFunds currently has outstanding notes and securities convertible into or exchangeable for an aggregate of 6,243,128 shares of common stock under certain conditions. In addition, the effective conversion and exercise prices are significantly lower than the current market value of FastFunds' common stock. If these notes and/or securities are converted into or exchanged for common stock, their issuance would have a substantial dilutive effect on a stockholder's percentage ownership of FastFunds' equity. These convertible notes and securities consist of: (i) $200,000 in convertible promissory notes entered into in connection with the Merger with certain lenders, which are convertible into an aggregate of 2,000,000 shares of common stock; (ii) outstanding warrants to purchase an aggregate of 695,000 shares of FastFunds' common stock at a purchase price of $0.10 per share, which were originally issued to Equitex in connection with the merger of Chex and Seven Ventures Newco; (iii) $1,774,064 in convertible promissory notes issued in exchange for certain loans made to FastFunds, which notes are convertible into an aggregate of 1,774,064 shares of common stock; and (iv) warrants to purchase an aggregate of approximately 1,774,064 shares of FastFunds' common stock at a purchase price of $2.00 per share.

FASTFUNDS' COMMON STOCK TRADES ONLY IN AN ILLIQUID TRADING MARKET, WHICH GENERALLY RESULTS IN LOWER PRICES FOR THEIR COMMON STOCK.

     Trading of FastFunds' common stock is conducted on the Over-The-Counter Bulletin Board. This has an adverse effect on the liquidity of their common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and the lack of security analysts' and the media's coverage of FastFunds and its common stock. This may result in lower prices for FastFund's common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for their common stock.

CHEX OPERATES AT GAMING ESTABLISHMENTSS UNDER WRITTEN CONTRACTS WHOSE MATERIAL TERMS MAY NOT BE ENFORCEABLE.

     Generally, Chex operates at gaming establishments pursuant to written contracts. Nevertheless, because many of the gaming establishments are located in Native American tribal lands, some or all of the material provisions of these contracts may not be enforceable due to the unwillingness of a tribe to provide a waiver of its sovereign immunity, limited or otherwise. Alternatively, the enforcement of an enforceable contract is likely to be much more costly if the contracting party is a tribe, due to a failure to waive sovereign immunity.

CHEX FACES INTENSE COMPETITION FOR ITS PRODUCTS AND SERVICES.

     Chex competes with a number of companies in its market niche. Companies such as Game Financial Corporation, a subsidiary of Certegy, Inc., operating as GameCash, Global Cash Access, Inc., Cash Systems, Inc. and Americash offer full-service-booth check-cashing operations. In addition, Chex competes with Global Cash Access, Inc., Game Financial Corporation, Cash Access Systems, Inc., Cash & Win (through an alliance with Comerica Bank and NDC), Americash and Borrego Springs Bank for ala carte credit card cash advance systems and ATMs to the gaming and hospitality industries. Some of these companies are much larger and better financed than Chex. There can be no assurance that Chex will be able to compete successfully with these companies in its particular market niche.

AS COMPETITION INCREASES, THERE CAN BE NO ASSURANCE THAT FASTFUNDS WILL BE ABLE TO SECURE RENEWALS OF ITS EXISTING CONTRACTS.

     Chex operates its business at most locations through contracts negotiated with tribal authorities and other entities that typically last for one to five years. While Chex historically has had significant success in renewing these contracts for successive terms, there can be no assurance that future contract renewals will be successful and that Chex will be able to maintain its existing client base. Chex's failure to complete a significant number of contract renewals could have a material adverse effect on FastFunds' business, growth, financial condition and results of operations.

CHEX'S FUTURE GROWTH DEPENDS ON ITS ABILITY TO OBTAIN NEW CUSTOMER CONTRACTS.

     The continued expansion and development of Chex's business will depend on the execution of new contracts with casinos and other gaming establishments. To date, Chex has concentrated its efforts on Native American tribal casinos where it has significant market penetration. In order to continue its growth, Chex will likely be required to market its products to non-tribal casinos and other gaming establishments in larger traditional gaming markets. In this regard, Chex intends to market its new products (the "FastFunds" stored value card and the prepaid payroll card) to industries outside of the Native American gaming industry. There can be no assurance that these efforts will be successful. The inability to penetrate these new markets could have a material adverse effect on FastFunds' future growth.

FASTFUNDS IS DEPENDENT UPON ITS MANAGEMENT, AND THAT OF ITS SUBSIDIARIES, AND MAY NOT BE ABLE TO RETAIN KEY EMPLOYEES.

     FastFunds' growth and profitability materially depend on its ability to retain key executives and managers, attract capable employees, and maintain and develop the systems necessary to operate its businesses, primarily the Chex business. The loss of any one or more of its key executives could have a material adverse effect on FastFunds' business, growth, financial condition and results of operations.

CHEX'S COMPUTER SYSTEMS ARE SUBJECT TO SECURITY RISKS, WHICH, IF BREACHED, COULD ADVERSELY EFFECT FASTFUNDS' BUSINESS AND FINANCIAL CONDITION.

     Chex currently maintains a site on the World Wide Web at www.fastfunds.com to promote, and enhance its services and products and to educate and encourage customers to use its services and products. On a secure section of its website, Chex maintains its proprietary application management software for use by its customers. Like most computer systems, Chex's systems are subject to the risks of computer viruses and unauthorized individuals (hackers) obtaining access to and inadvertently or purposefully damaging its systems. FastFunds believes the implemented security and virus-detection controls and systems significantly reduce these risks. If those systems were nonetheless compromised, Chex's customers could lose data or be unable to access the system. In addition, sensitive information regarding its customers that is maintained on its system may become publicly available. In such an event, FastFunds may be exposed to liability from customers, may lose customers and may suffer significant damage to its business reputation. Any of these events could have a material and adverse effect on FastFunds' business and financial condition.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contain forward-looking statements regarding our plans, expectations, estimates and beliefs. Forward-looking statements in this prospectus are typically identified by words such as "believes," "anticipates," "estimates," "expects," "intends," "will," "may" and other similar expressions. These forward-looking statements may include, among other things, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause our results to differ include those identified in this prospectus and in any applicable prospectus supplement under the section entitled "Risk Factors," those discussed in the Annual Report on Form 10-K for our fiscal year ended December 31, 2004, and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections and documents carefully.



                                 USE OF PROCEEDS

     This prospectus includes:

     o 6,092,076 shares of common stock issuable upon conversion/exercise of Class A and Class B dividend warrants; and

     o the resale of 176,796 shares of common stock including 151,370 shares issued or issuable upon the exercise of certain common stock purchase warrants and 25,426 shares issued pursuant to the conversion of debt to equity.

DIVIDEND WARRANTS

     If all 6,092,076 Class A and Class B warrants are exercised, we would receive $27,962,629. If received, we currently intend to utilize these funds primarily for general working capital purposes. In addition, certain of these funds may be used for future acquisitions although there is no assurance any such acquisitions will take place.

RESALE OF SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF WARRANTS AND CONVERSION OF DEBT

     In private transactions upon the exercise of certain common stock purchase warrants and debt conversions, we have issued or will issue to selling securityholders an aggregate of 176,796 shares of our common stock. Of that amount, 28,642 shares are issuable upon warrants that have not yet been exercised. If these warrants are exercised, we would receive approximately $125,900. If received, we currently intend to utilize these funds primarily for general working capital purposes.

     The selling securityholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

                             SELLING SECURITYHOLDERS

     In addition to the shares of common stock issuable upon conversion/exercise of the Class A and Class B dividend warrants issued to our stockholders of record on February 7, 2005, this prospectus relates the resale by the selling securityholders identified below of up to 176,796 shares of our common stock. The following table lists, to our knowledge, certain information about the selling securityholders as of April 15, 2005. Except as indicated in the table and accompanying footnotes, the selling securityholders are offering all of the shares of common stock owned by them or issuable to them upon the exercise of the warrants and conversion of debt. We will not receive any proceeds from the sale of the common stock by these selling securityholders. Notwithstanding the foregoing, we do not know when or in what amounts the selling securityholders may offer shares for resale. The selling securityholders may not sell any or all of the shares offered by them for resale under this prospectus. For this reason, we cannot estimate with any certainty the number of shares that will be held by the selling securityholders after completion of this offering. For purposes of the following table, however, we have assumed that, after completion of this offering, the selling securityholders will no longer hold any of the shares offered for resale under this prospectus.

                                        Shares of
                                          common                                         Percent of
                                          stock           Total          Amount of       outstanding
                          Shares of     issued and      shares of       common stock    common stock
                        common stock     issuable    common stock to      owned by        owned by
                         owned prior       upon       be offered for   securityholder  securityholder
   Name of Selling         to this     exercise of   securityholder's    after this      after this
  Securityholder (1)    offering (2)     warrants        account          offering        offering
  ------------------    ------------     --------        -------          --------        --------
Goben Enterprises          637,500       110,834         110,834          637,500           5.2%
Chip Rice                  110,478        11,206          11,206          110,478           0.9%
John C Feltl                 786          6,365           6,365             786               *
Mary Joanne Feltl             0           3,978           3,978              0              0.0%
David Lantz                   0           1,591           1,591              0              0.0%
Michael Wruck               9,636          596             596             9,636              *
Bill Rice                   1,401           92              92             1,401              *
John Burger                 5,000           42              42             5,000              *
Infinity Advisors             0           8,333           8,333              0              0.0%
Arden Wandel                  0           8,333           8,333              0              0.0%
Gulfstream 1998
  Irrevocable Trust           0             0             25,426             0              0.0%


TOTALS                     764,801       151,370         176,796          764,801           6.2%

----------
* Amount is less than 0.01%.

     (1) The term "selling securityholder" as used throughout this prospectus includes donees, pledges, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other non-sale related transfer.

     (2) For purposes of the selling securityholder table and consistent with SEC rules, beneficial ownership includes any shares as to which a stockholder has sole or shared voting power or investment power, and also any shares which a securityholder has the right to acquire within 60 days of the date hereof, through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned does not constitute an admission on the part of the securityholder that he, she or it is a direct or indirect beneficial owner of those shares.

                              PLAN OF DISTRIBUTION

     This prospectus includes:

     o 6,092,076 shares of common stock issuable upon exercise of Class A and Class B dividend warrants; and

     o the resale of 176,796 shares of common stock, including 151,370 shares issued or issuable upon the exercise of certain common stock purchase warrants and 25,426 shares issued pursuant to the conversion of debt to equity.

DIVIDEND WARRANTS

     On February 8, 2005, we began a dividend distribution of an aggregate of 3,046,038 Class A and 3,046,038 Class B warrants to purchase an equivalent number of shares of our common stock, to our stockholders of record on February 7, 2005. The Class A warrants are exercisable at a price of $3.06 per share until February 7, 2010 and are callable by the Company at $0.0001 per warrant/purchasable share (subject to a minimum redemption price for all of any holder's warrants of $0.01) should the stock price close above $7.02 for 15 consecutive trading days at any time prior to their expiration. The Class B warrants are exercisable at $6.12 per share until February 7, 2010 and are callable at $0.0001 per purchasable share (subject to a minimum redemption price for all of any holder's warrants of $0.01) should the stock trade at $9.00 for 15 consecutive trading days. The Class A and Class B dividend warrants cannot be exercised until the registration statement of which this prospectus in a part has been declared effective.

RESALE OF SHARES OF COMMON STOCK ISSUED UPON EXERCISE OF WARRANTS AND CONVERSION OF DEBT

     Also included in this offering are 176,796 shares of common stock issued to the selling securityholders upon the exercise of certain common stock purchase warrants and the conversion of certain debt, which are being registered for resale. These shares have been issued in private transactions, or are shares that are issuable as a result of the issuance of convertible securities or warrants in private transactions.

SELLING SECURITYHOLDERS

     We are registering the shares of common stock offered by this prospectus on behalf of the selling securityholders, as described above under the caption "Selling Securityholders." As used in this prospectus, "selling securityholders" include donees, pledges, transferees and other successors in interest selling shares received from the selling securityholders after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by Equitex, Inc. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders.

     The selling securityholders may, from time to time in one or more types of transactions (which may include block transactions), effect resales of shares of common stock offered hereby:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

     o broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling securityholders may effect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices. Any of these transactions may or may not involve brokers or dealers. Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the selling securityholders.

     The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by him and, if he, she or it defaults in the performance of secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. The selling securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

     The selling securityholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meets the criteria and conform to the requirements of that rule.

     The selling securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, each broker-dealer selling for its own account or the account of an affiliate is an "underwriter" under
Section 2(11) of the Securities Act.

     To the extent required, the shares of our common stock to be sold, the name of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

     In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and his affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus-delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     We are unable to predict the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.


                                  LEGAL MATTERS

     Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon for us by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.

                                     EXPERTS

     The consolidated financial statements of Equitex, Inc. and subsidiaries incorporated herein by reference have been so incorporated in reliance upon the report of GHP Horwath, P.C., independent registered public accounting firm, given upon their authority as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file electronically with the SEC are available to the public free of charge over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC, at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our most current SEC filings, such as our annual, quarterly and current reports, proxy statements and press releases are available to the public free of charge on our Website. The address of our website is http://www.equitex.net. Our website is not intended to be, and is not, a part of this prospectus. We will provide electronic or paper copies of our SEC filings to any stockholder free of charge upon receipt of a written request for any such filing. All requests for our SEC filings should be sent to the attention of Investor Relations at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111.

     We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the termination of the offering of our common stock pursuant to this prospectus:

     o Annual report on Form 10-K for the year ended December 31, 2004 (including information specifically incorporated by reference into our Form 10-K), as filed on April 15, 2005; and

     o The description of our common stock included under the caption "Securities to be Registered" in our Registration Statement on Form 8-A, dated July 21, 1983, including any amendments or reports filed for the purpose of updating that description; and

     o The description of the Class A and Class B warrants included under caption "Securities to be Registered" in our Registration Statement on Form 8-A, as filed on March 7, 2005.

     The information about us that is contained in this prospectus is not comprehensive and you should also read the information in the documents incorporated by reference into this prospectus. Information that we file later with the SEC and that is incorporated by reference into this prospectus will automatically update and supersede information in this prospectus. You can request a free copy of the above filings, or any filings subsequently incorporated by reference into this prospectus, by writing to us at Equitex, Inc., 7315 East Peakview Avenue, Englewood, Colorado 80111, Attention: Investor Relations; or telephoning us at (303) 796-8940.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

     To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                                   PROSPECTUS



                               ___________ , 2005







                                  EQUITEX, INC.








                        __________ SHARES OF COMMON STOCK








UNTIL ___________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS FOR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The registrant estimates that expenses payable in connection with the offering described in this registration statement will be as follows:

                    SEC registration fee                       $3,377
                    Legal fees and expenses                     5,000
                    Accounting fees and expenses                3,000
                    Printing and engraving expenses               500
                    Miscellaneous                               1,000
                                                                -----
                             TOTAL                            $12,877

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of Equitex's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

     In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to Equitex's best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

     The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

     Indemnification in connection with a proceeding by or in the right of Equitex in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in Equitex's best interest and must not have been adjudged liable to Equitex unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of Equitex in which a director is adjudged liable to Equitex, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Delaware law authorizes Equitex to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to Equitex a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by Equitex.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under Equitex's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

     The statutory provision cited above also grants the power to Equitex to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by Equitex.

     Article VII Section 9 of Equitex's corporate bylaws provides that Equitex shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, Equitex has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Equitex pursuant to the foregoing provisions, Equitex has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this registration statement:

        4.1 Warrant Agreement by and between Equitex, Inc. and Corporate Stock Transfer, as warrant agent, dated February 7, 2005 (incorporated by reference to Exhibit 4.1 to Equitex, Inc.'s Form 8-A filed on March 7, 2005).
        4.2 Form of certificate for Class A warrant (incorporated by reference to Exhibit 4.1 to Equitex, Inc.'s Form 8-A filed on March 7, 2005).
        4.3 Form of certificate for Class B warrant (incorporated by reference to Exhibit 4.1 to Equitex, Inc.'s Form 8-A filed on March 7, 2005).
        5.1    Opinion of Maslon Edelman Borman & Brand, LLP (Filed herewith).
        23.1 Consent of Independent Registered Public Accounting Firm, GHP Horwath, P.C. (Filed herewith).
        23.2   Consent of Maslon Edelman Borman & Brand, LLP (included within
               Exhibit 5.1).
        24.1   Power of Attorney (included on signature page).

ITEM 17.  UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on April 28, 2005.

                                      Equitex, Inc.
                                      (Registrant)


                                      /s/  Henry Fong
                                      -----------------------------------
                                      Henry Fong
                                      Chief Financial Officer



                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Henry Fong, as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name                           Title                          Date
----                           -----                          ----
/s/  Henry Fong                Principal financial and        April 28, 2005
--------------------------     accounting officer
     Henry Fong                and Director

/s/  Russell L. Casement       Director                       April 28, 2005
--------------------------
     Russell L. Casement

/s/  Aaron A. Grunfeld         Director                       April 28, 2005
--------------------------
     Aaron A. Grunfeld

/s/  Michael S. Casazza        Director                       April 28, 2005
--------------------------
     Michael S. Casazza